                                  Exhibit 2.2



===============================================================================


                        AGREEMENT AND PLAN OF MERGER

                 DATED AS OF THE 19TH DAY OF NOVEMBER, 1993

                               BY AND BETWEEN

                          CORESTATES FINANCIAL CORP

                                     AND

                         INDEPENDENCE BANCORP, INC.



===============================================================================

                              Table of Contents
                              -----------------


                                                                            Page
                                                                            ----

Recitals ...............................................................      1


                             ARTICLE I.  The Merger

Section 1.1.              Structure of the Merger ......................      2
Section 1.2.              Effect on Outstanding Shares .................      2
Section 1.3.              Exchange Procedures ..........................      4
Section 1.4.              Options ......................................      6
Section 1.5.              Stock Option Agreement .......................      7
Section 1.6.              Convertible Debentures .......................      7


                   ARTICLE II.  Conduct Pending the Merger


Section 2.1.              Conduct of the Company's Business Prior
                            to the Effective Time ......................      8
Section 2.2.              Forbearance by the Company ...................      8
Section 2.3.              Forbearance by Acquiror ......................     10


                ARTICLE III.  Representations and Warranties

Section 3.1.              Representations and Warranties ...............     10


                           ARTICLE IV.  Covenants

Section 4.1.              Acquisition Proposals ........................     21
Section 4.2.              Employee Benefits ............................     22
Section 4.3.              Access and Information .......................     23
Section 4.4.              Certain Filings, Consents and
                            Arrangements ...............................     24
Section 4.5.              Indemnification; Directors' and
                            Officers' Insurance ........................     24
Section 4.6.              Additional Agreements ........................     26
Section 4.7.              Publicity ....................................     26
Section 4.8.              Proxy; Registration Statement ................     27
Section 4.9.              Shareholders' Meetings .......................     27
Section 4.10.             Securities Act; Pooling-of-Interests .........     27
Section 4.11.             Pooling-of-Interests and Tax-Free
                            Reorganization Treatment ...................     28
Section 4.12.             Executive Advisory Committee;
                            Directorships; Name; Management ............     28
Section 4.13.             Antitakeover Statutes ........................     29
Section 4.14.             Severance Benefits ...........................     29
Section 4.15.             Listing ......................................     29



Section 4.16              Allowance for Credit Losses ..................      29
Section 4.17              Bank Merger ..................................      30
Section 4.18              Rights Agreement .............................      32

                   ARTICLE V.  Conditions to Consummation

Section 5.1.              Conditions to All Parties' Obligations .......      32
Section 5.2.              Conditions to Obligations of Acquiror ........      34
Section 5.3.              Conditions to the Obligation of
                            the Company ................................      35

                          ARTICLE VI.  Termination

Section 6.1.              Termination ..................................      36
Section 6.2.              Effect of Termination ........................      40


               ARTICLE VII.  Effective Date and Effective Time

Section 7.1.              Effective Date and Effective Time ............      40


                          ARTICLE VIII.  Other Matters

Section 8.1.              Certain Definitions; Interpretation ..........      40
Section 8.2.              Survival .....................................      41
Section 8.3.              Waiver .......................................      41
Section 8.4.              Counterparts .................................      41
Section 8.5.              Governing Law ................................      42
Section 8.6.              Expenses .....................................      42
Section 8.7.              Notices ......................................      42
Section 8.8.              Entire Agreement; Etc.........................      43
Section 8.9.              Assignment....................................      43

                                List of Annexes
                                ---------------

Annex 1         --        Acquiror Rights (Recital C)

Annex 2         --        The Company Rights (Recital C)

Annex 3         --        Significant Subsidiaries of Acquiror (Section
                          3.1(d))

Annex 4         --        Significant Subsidiaries of the Company
                          (Section 3.1(d))

Annex 5         --        The Company Employee Benefit Plans
                          (Section 3.1(m))

Annex 6         --        Form of Amendment to Rights Agreement
                          (Section 3.1(u))

Annex 7         --        Severance Policies (Section 4.14)

                              Index to Definitions
                              --------------------


Term                                               Location of Definition
- ----                                               ----------------------


Acquiror ............................................     Preamble
Acquiror Common Stock ...............................     Recital A
Acquiror Preferred Stock ............................     Recital A
Acquisition Proposal ................................     4.1
Acquiror Ratio ......................................     6.1(e)
Acquiror Retirement Plan ............................     4.2(c)
Affiliates ..........................................     4.10(a)
Average Closing Price ...............................     1.2(b)
Bank Regulators .....................................     3.1(k)
Benefit Plans .......................................     3.1(m)
Certificate .........................................     1.3(a)
Code ................................................     Recital D
Company .............................................     Preamble
Company Common Stock ................................     Recital B
Company Meeting .....................................     4.9
Company Retirement Plan .............................     4.2(c)
Company Preferred Stock .............................     Recital B
Control .............................................     8.1
Conversion Number ...................................     1.2(a)
Costs ...............................................     4.5(a)
Determination Date ..................................     6.1(e)
Effective Date ......................................     7.1
Effective Time ......................................     7.1
Environmental Law ...................................     3.1(w)
ERISA ...............................................     3.1(m)
Exchange Agent ......................................     1.3(b)
Exchange Fund .......................................     1.3(b)
Executive Agreements ................................     4.2(d)
Federal Reserve Board ...............................     5.1(b)
Final Index Price ...................................     6.1(e)
Final Price .........................................     6.1(e)
Hazardous Substance .................................     3.1(w)
Indemnified Parties .................................     4.5(a)
Index Group .........................................     6.1(e)
Index Ratio .........................................     6.1(e)
Initial Index Price .................................     6.1(e)
IRS .................................................     3.1(m)
material ............................................     8.1
Material Adverse Effect .............................     8.1
Maximum Amount ......................................     4.5(c)
Merger ..............................................     1.1
NMS .................................................     1.2(b)
NYSE ................................................     1.2(b)
Pension Plan ........................................     3.1(m)
person ..............................................     8.1
Plan ................................................     Preamble
Properties ..........................................     3.1(w)


Proxy Statement .....................................     3.1(s)
Proxy Statement/Prospectus ..........................     3.1(s)
Registration Statement ..............................     3.1(s)
Reports .............................................     3.1(g)
Rights ..............................................     Recital C
Rights Agreement ....................................     Recital C
SEC .................................................     3.1(g)
Securities Act ......................................     3.1(s)
Securities Exchange Act .............................     3.1(g)
Significant Subsidiary ..............................     3.1(b)
Starting Date .......................................     6.1(e)
Starting Price ......................................     6.1(e)
Subsidiary ..........................................     8.1
Surviving Corporation ...............................     1.1



          AGREEMENT AND PLAN OF MERGER, dated as of the 19th day of November, 1993 (this "Plan"), by and between CoreStates Financial Corp ("Acquiror") and Independence Bancorp, Inc. (the "Company").

                                  RECITALS:

          A.  Acquiror.  Acquiror has been duly incorpo-rated and is an existing
              --------
corporation in good standing under the laws of the Commonwealth of Pennsylvania, with its prin-cipal executive offices located in Philadelphia, Pennsylvania. As of November 12, 1993, Acquiror had 200,000,000 authorized shares of common stock, par value $1.00 per share ("Acquiror Common Stock"), of which 117,196,856 shares were outstanding, and 10,000,000 authorized shares of series preferred stock, no par value (the "Acquiror Preferred Stock"), none of which is outstand-ing (no other class of capital stock being authorized).

          B.  The Company.  The Company has been duly incorporated and is an
              -----------
existing corporation in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Perkasie, Pennsylvania. As of the date hereof, the Company has 50,000,000 authorized shares of common stock, par value $2.50 per share (the "Company Common Stock"), of which 11,499,291 shares are outstanding, and 2,500,000 authorized shares of preferred stock, par value $100 per share (the "Company Preferred Stock"), none of which is outstanding (no other class of capital stock being authorized).

          C.  Rights, Etc.  None of Acquiror or the Company has any shares of
              ------------
its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, pre-emptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of the Company pursuant to the Rights Agreement, dated as of February 21, 1989, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), and (ii) as set forth on Annex 1 (as to Acquiror) and Annex 2 (as to the Company).

          D.  Intention of the Parties.  It is the intention of the parties to
              ------------------------
this Plan that the Merger (as defined below) (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests."

          E.  Board Approvals.  The respective Boards of Directors of Acquiror
              ---------------
and the Company have duly approved the Plan and have duly authorized its execution and delivery.

          F.  Stock Option.  The Acquiror and the Company will enter into a
              ------------
Stock Option Agreement.

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                           ARTICLE I.  THE MERGER

          SECTION 1.1.  Structure of the Merger.  On the Effective Date (as
                        -----------------------
defined in Section 7.1), the Company will merge (the "Merger") with and into Acquiror, with Acquiror being the surviving corporation (the "Surviving Corpora-tion"), pursuant to the provisions of, and with the effect provided in, the Pennsylvania Business Corporation Law (the "PBCL"). At the Effective Time (as defined in Section 7.1), the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of Acquiror in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Acquiror.

          SECTION 1.2.  Effect on Outstanding Shares.  (a)  By virtue of the
                        ----------------------------
Merger, automatically and without any action on the part of the holder thereof, each share of the Company Common Stock issued and outstanding at the Effective Time (other than (i) shares which have not been voted in favor of the approval of this Plan and with respect to which appraisal rights, if any, shall have been perfected in accordance with the PBCL (the "Dissenters' Shares"), and (ii) shares held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the number of shares of Acquiror Common Stock (the "Conversion Number") determined as follows:

          (i) if the Average Closing Price on the Determination Date (as defined in Section 6.1(e)) is less than or equal to $27.00 per share, the Conversion Number will be 1.50;

         (ii) if the Average Closing Price on the Determination Date is greater than or equal to $28.00 per share, the Conversion Number will be 1.45; or

        (iii) if the Average Closing Price on the Determination Date is greater than $27.00 but less than $28.00 per share, the Conversion Number will be determined by dividing $40.50 by the Average Closing Price;

provided that if Acquiror effects a stock dividend, reclassification,
- --------
recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Conversion Number shall be appropriately adjusted. As of the Effective Time, each share of the Company Common Stock held directly or indirectly by Acquiror, excluding shares held in a fiduciary capacity or in satisfaction of a debt previously contracted and shares held as treasury stock of the Company, shall be cancelled, retired and cease to exist, and no exchange or payment shall be made with respect thereof.

          (b) No fractional shares of Acquiror Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Acquiror Common Stock pursuant to Section 1.2(a), cash adjustments will be paid to holders in respect of any fractional share of Acquiror Common Stock that would otherwise be issuable; the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Acquiror Common Stock with respect to the Effective Date. "Average Closing Price" with respect to a day means the average of the closing price per share of Acquiror Common Stock, as reported on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or the New York Stock Exchange ("NYSE") Composite Transactions reporting system, as the case may be (as reported by The
                                                                            ---
Wall Street Journal or, if not reported thereby, another authoritative source),
- -------------------
for the 20 NMS or NYSE, as the case may be, trading days ending on the trading day prior to such day.

          (c) The shares of the Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger.

          (d) Dissenters' Shares, if any, shall be pur-chased and paid for in accordance with the PBCL.

          SECTION 1.3.  Exchange Procedures.  (a)  At and after the Effective
                        -------------------
Time, each certificate previously representing shares of the Company Common Stock (each a "Certifi-cate") shall represent (i) the number of whole shares of

Acquiror Common Stock and (ii) the right to receive cash in lieu of fractional shares into which the Company Common Stock has been converted pursuant to Sections 1.2(a) and (b). Certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with this Section 1.3, without any interest thereon.

          (b) As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (or a bank selected by the Acquiror and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 1.3, certificates representing the shares of Acquiror Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.2 and paid pursuant to this Section 1.3 in exchange for outstanding shares of the Company Common Stock.

          (c) Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as are mutually agreeable to Acquiror and the Company; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and cash in lieu of fractional shares. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Acquiror Common Stock and (y) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 1.2(a), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of the Company Common Stock not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient (1) to evidence and effect such transfer and
(2) to evidence that all applicable stock transfer taxes have been paid.

          (d) Whenever a dividend or other distribution is declared by Acquiror on the Acquiror Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan; provided that after the 90th day
                                              --------
following the Effective Date no dividend or other distribution declared or made on the Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall duly surrender such Certificate in accordance with this Section 1.3. Following such surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

          (e) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Acquiror, they shall be cancelled and exchanged for the shares of Acquiror Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Plan in accordance with the procedures set forth in this Section 1.3.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Acquiror Common Stock) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid to Acquiror. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to Acquiror for payment of their shares of Acquiror Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Acquiror Common Stock deliverable in respect of each share of the Company Common Stock such stockholder holds as determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of the Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Acquiror, the Exchange Agent or any other person shall be liable to any former holder of the Company Common Stock for any amount delivered to a public body or official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Plan.

          (h) Notwithstanding anything in this Plan to the contrary, for a period of 90 days after the Effective Date holders of Certificates shall be entitled to vote as holders of shares of Acquiror Common Stock notwithstanding that such Certificates shall not have been exchanged.

          SECTION 1.4.  Options.  At the Effective Time, each option granted by
                        -------
the Company to purchase shares of the Company Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted into an option to purchase shares of Acquiror Common Stock on the same terms and conditions as are in effect immediately prior to the Merger as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of shares of Acquiror Common Stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

         (a) the number of shares of Acquiror Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of the Company Common Stock subject to the original option and (ii) the Conversion Number, the product being rounded, if necessary, up or down, to the nearest whole share; and

         (b) the exercise price per share of Acquiror Com-mon Stock under the new option shall be equal to (i) the exercise price per share of the Company Common Stock under the original option divided by (ii) the Conversion Number, rounded, if necessary, up or down, to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consis-tent with Section 424(a) of the Code.

         SECTION 1.5.  Stock Option Agreement.  Immediately after the execution
                       ----------------------
and delivery of this Plan, the Acquiror and the Company will execute a Stock Option Agreement in the form attached hereto as Exhibit A.

         SECTION 1.6.  Convertible Debentures.  The Company's 7% Convertible
                       ----------------------
Subordinated Debentures Due 2011 (the "Debentures") outstanding at the Effective Time shall be assumed by Acquiror and thereafter be an obligation of the Acquiror and, from and after the Effective Time, the holders of the Debentures shall have the right to convert such Debentures into such number of shares of Acquiror Common Stock receivable by a holder of the number of shares of Company Common Stock into which such Debentures might have been converted immediately prior to the Merger. Acquiror shall enter into a supplemental indenture with respect to such obligations pursuant to the terms of the indenture pursuant to which the Debentures were issued.


                   ARTICLE II.  CONDUCT PENDING THE MERGER

         SECTION 2.1.  Conduct of the Company's Business Prior to the Effective
                       --------------------------------------------------------
Time.  Except as expressly provided in this Plan, during the period from the
- ----
date of this Plan to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would adversely affect or delay the ability of the Company or the Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan.

         SECTION 2.2.  Forbearance by the Company.  During the period from the
                       --------------------------
date of this Plan to the Effective Time, except as noted in the letter delivered by the Company to Acquiror pursuant to Section 3.1, the Company shall not, and shall not permit any of its subsidiaries, without the prior written consent of Acquiror, to:

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than regular quarterly cash dividends not exceeding $0.29 per share on the Company Common Stock or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except pursuant to the Rights Agreement and except for dividends paid by any of the wholly owned subsidiaries of the Company to the Company or any of its wholly owned subsidiaries; or issue any additional shares of capital stock except pursuant to (i) the exercise of stock options outstanding as of the date hereof or (ii) the Rights Agreement;

         (c) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Plan;

         (d) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of the Company;

         (e) other than in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

         (f) except as may be required by law, increase in any manner the compensation or fringe benefits of its employees (other than increases not greater than 4.5% in the aggregate over the current level of compensation and in accordance with past practice) or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee (other than with respect to new employees in the ordinary course of business), or adopt, amend, modify or terminate any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee;

         (g) other than in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for material money damages or restrictions upon the operations of the Company or any of its subsidiaries;

         (h) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted or accounted for their business;

         (i) except as contemplated by this Plan, amend its articles of incorporation, its by-laws or the Rights Agreement;

         (j) elect or appoint any new director or officer of the Company or any of its subsidiaries, provided that the appointment of an officer to another
                          --------
     office of the Company or any of its subsidiaries shall not be deemed to be the appointment of a new officer; or

         (k) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

         SECTION 2.3.  Forbearance by Acquiror.  During the period from the
                       -----------------------
date of this Plan to the Effective Time, without the prior written consent of the Company, Acquiror will not declare or pay any extraordinary or special divi-dend on the Acquiror Common Stock or take any action that would (a) delay or adversely affect in any material respect the ability of the Company or Acquiror to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.


                ARTICLE III.  REPRESENTATIONS AND WARRANTIES

         SECTION 3.1.  Representations and Warranties.  Acquiror represents and
                       ------------------------------
warrants to the Company, and the Company represents and warrants to Acquiror that, except as previously disclosed in a letter of the Acquiror or the Company, respectively, of even date herewith delivered to the other party:

         (a)  Recitals True.  The facts set forth in the Recitals of this Plan
              -------------
     with respect to it are true and correct.

         (b)  Capital Stock.  All outstanding shares of capital stock of it and
              -------------
     its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X, provided that, for purposes of this Plan, any subsidiary that is a bank,
     --------
     savings bank or trust company shall be deemed a Significant Subsidiary) are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. (S) 55 in the case of a national bank subsidi-ary and any similar state statute in the case of a subsidiary that is a state-chartered bank, savings bank or trust company) non-assessable, and subject to no preemptive rights.

         (c)  Authority.  Each of it and its Significant Subsidiaries has the
              ---------
     power and authority, and is duly licensed or qualified in all jurisdictions (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.1)) where such license or qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         (d)  Subsidiaries.  In the case of Acquiror, a list of its Significant
              ------------
     Subsidiaries is contained in Annex 3; and in the case of the Company, a list of its Significant Subsidiaries is contained in Annex 4. The shares of capital stock of each of its Significant Subsidiaries are owned by it (except for director's qualifying shares and, in the case of Acquiror, a minority interest in Congress Financial Corp) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

         (e)  Approvals.  In the case of Acquiror, and subject, in the case of
              ---------
     the Company, to the receipt of the required shareholder approval for this Plan, this Plan has been authorized by all necessary corporate action of it. In the case of the Company, the affirmative vote of the holders of a majority of all outstanding shares of the Company Common Stock is the shareholder vote required for approval of this Plan and consummation of the Merger and the other transactions contemplated hereby. Subject to receipt of (A) such shareholder approval and (B) the required approvals, consents or waivers of governmental authorities referred to in Section 5.1(b), this Plan is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (f)  No Violations.  The execution, delivery and performance of this
              -------------
     Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsid-iaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger or
     (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approval, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) the approval of the shareholders of the Company referred to in Section 3.1(e), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Plan and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect or enable any person to enjoin the Merger.

         (g)  SEC Reports.  As of their respective dates, neither its Annual
              -----------
     Report on Form 10-K for the fiscal year ended December 31, 1992, nor any other document filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") (collectively, its "Reports"), contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets or statements of condition contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements contained or incorporated by reference in its Reports (including any related notes and schedules) fairly presented or will fairly present the results of opera-tions, retained earnings and cash flows of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted in the Reports. There exist no material liabilities of it and its consoli-dated subsidiaries, contingent or otherwise, that are required to be disclosed under generally accepted accounting principles, or would be required to be dis-closed in the financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1992 or its report on Form 10-Q for the quarter ended September 30, 1993, but are not so disclosed in such Reports.

         (h)  Absence of Certain Changes or Events.  Except as disclosed in its
              ------------------------------------
     Reports filed prior to the date of this Plan, since September 30, 1993, there has not been any change in the financial condition or results of operations of it or any of its subsidiaries which, individually or in the aggregate, has had a Material Adverse Effect on it (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

         (i)  Taxes.  In the case of the Company, except as otherwise would not
              -----
     have a Material Adverse Effect, all federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsid-iaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired. In the case of the Company, all taxes shown on returns filed by or on behalf of it or any of its subsidiaries have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). In the case of the Company, as of the date of this Plan, there are no assessments or notices of deficiency or proposed assessments with respect to any taxes of it or any of its subsidiaries that, if resolved in a manner adverse to it, would result in a determination that would have a Material Adverse Effect on it. In the case of the Company, except as otherwise would not have a Material Adverse Effect, it has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

         (j)  Absence of Claims.  Except in the case of the Company as
              -----------------
     disclosed in the Reports, no material liti-gation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or to materially hinder or delay consummation of the transactions contemplated hereby.

         (k)  Absence of Regulatory Actions.  Neither it nor any of its
              -----------------------------
     subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         (l)  Labor Matters.  In the case of the Company, neither it nor any of
              -------------
     its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

         (m)  Employee Benefit Plans.  In the case of the Company, all
              ----------------------
     "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or

     Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement that cannot be amended or terminated without incurring any liability thereunder. In the case of the Company, with respect to each benefit plan for employees that is maintained or contributed to by the Company or any of its subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"), it has made available to Acquiror a true and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS"), (ii) such Benefit Plan, (iii) each trust agreement and insurance contract relating to such Benefit Plan, (iv) the most recent summary plan description for such Benefit Plan, (v) the most recent actuarial report or valuation if such Benefit Plan is subject to Title IV of ERISA and (vi) the most recent determination letter issued by the IRS if such Benefit Plan is intended to be qualified under Section 401(a) of the Code and (vii) all outstanding employment contracts or agreements. Annex 5 contains a complete list of the Benefit Plans (other than medical and other similar welfare plans made generally available to employees) as well as all outstanding employment contracts or agreements.

         (n)  Title to Assets.  Each of it and its subsidiaries has good and
              ---------------
     marketable title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of fore-closure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted), except for such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect.

         (o)  Knowledge as to Conditions.  It knows of no reason why the
              --------------------------
     approvals, consents and waivers of governmental authorities referred to in
     Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto or why the accountants' letter referred to in Section 5.1(h) cannot be obtained.

         (p)  Compliance with Laws.  It and each of its subsidiaries has all
              --------------------
     permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

         (q)  Acquiror Common Stock.  In the case of Acquiror, the shares of
              ---------------------
     Acquiror Common Stock to be issued pursuant to this Plan, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

         (r)  Fees.  Other than financial advisory services performed for the
              ----
     Company by Alex. Brown & Sons Incorporated (on terms disclosed to Acquiror), neither it nor any of its subsidiaries, nor any of their respec-tive officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with the Plan or the transactions contemplated hereby.

         (s) Registration Statement.  The information to be supplied by it for
             ----------------------
     inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by Acquiror for the purpose of, among other things, registering the Acquiror Common Stock to be issued to the shareholders of the Company in the Merger (the "Registration Statement"), or (ii) the proxy statement to be filed with the SEC by the Company under the Securities Exchange Act and distributed in connection with the Company's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/ Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the Company Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (t)  Antitakeover Provisions Inapplicable.  In the case of the
              ------------------------------------
     Company, the provisions of 15 Pa.C.S.A (S)(S) 2561-2568 and 15 Pa.C.S.A.
     (S)(S) 2571-2576 of the PBCL do not and will not apply to this Plan or the Merger or the transactions contemplated hereby.

         (u)  Environmental Matters.
              ---------------------

               i) For purposes of this Section 3.1(u), the following terms shall have the indicated meaning:

                   "Branch Property" means all real property presently or formerly owned or operated by the Company and each of its subsidiaries on which branches or facilities are or were located.

                   "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or
          (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and (c) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                    "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                    "Real Property" means the Branch Property, all real property classified by the Company and each of its subsidiaries as other real estate owned ("OREO"), all real property on which the Company holds a lien or security interest and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company and each of its subsidiaries currently or formerly has exercised dominion, management or control.

               ii) Except as disclosed to Acquiror in writing or as would not individually or in the aggregate have a Material Adverse Effect on the Company,

                    a) each of the Company and its subsidiaries is and has been in substantial compliance with all applicable Environmental Laws,

                    b) the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law,

                    c) neither the Company nor any of its subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Entity or any third party indicating that the Company or any subsidiary may be in violation of, or liable under, any Environmental Law,

                    d) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Company or any subsidiary alleging that they may be in violation of, or liable under, any Environmental Law,

                    e) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property,

                    f) there are no underground storage tanks on, in or under any of the branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of its subsidiaries, and

                    g) to the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Company, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental law.

               iii) For the purposes of this Section 3.1(u), "to the knowledge of the Company" shall mean to the knowledge of each person with the title of Senior Vice President of the Company or higher.

               iv) There are no permits or licenses required under any Environmental Law in respect of the Branch Property presently operated by the Company or any of its subsidiaries or in respect of OREO presently held by the Company or in respect of any real property held as trustee or in any other fiduciary capacity that are not held and that the absence of which could, individually or in the aggregate, have a Material Adverse Effect.

               v) The Company has delivered to Acquiror copies of all documentation representing the Company's environmental policies and procedures and has operated and conducted the Company's business and operations in compliance with all such policies and procedures except where the failure to so operate or conduct would not, individually or in the aggregate, have a Material Adverse Effect.

          (v)  Material Contracts.  Neither it nor any of its subsidiaries is in
               ------------------
     default under any material contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. In the case of the Company, neither it nor any of its subsidiaries is a party to or is bound by any agreement or subject to or bound by any judgment, decree, order, writ or injunction that places any material restriction on the ability of the Company or any of its subsidiaries to engage in their respective businesses in accordance with present practices.

          (w)  Insurance.  The assets, properties and operations of the Company
               ---------
     and its subsidiaries are insured under various policies of general liability and other forms of insurance, including surety and bonding arrangements. Such policies are in amounts and types of coverage which are adequate in relation to the business and assets of each of them and all premiums due have been paid in full. All such forms of insurance are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, in each such case, except which would not have a Material Adverse Effect on the Company. To the best of the knowledge of the Company, there has been no failure to give any notice or to present any material claim under any insurance arrangement in due and timely fashion.


                           ARTICLE IV.  COVENANTS

          SECTION 4.1.  Acquisition Proposals.  The Company agrees that neither
                        ---------------------
it nor any of its subsidiaries nor any of the respective officers, directors and employees of the Company or its subsidiaries, acting within the scope of their authority shall, and the Company shall direct and use its best efforts to cause its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidi-aries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except as may be legally required for the discharge by the board of directors of its fiduciary duties, engage in any negotiations concern-ing, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company will provide to Acquiror a copy of any written information provided to any person relating to or in connection with a proposed or potential Acquisition Proposal. As of the time hereof, the Company is not engaged in any negotiations or discussions relating to an Acquisition Proposal. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company shall promptly notify Acquiror orally and in writing of any proposal or offer regarding an Acquisition Proposal or any inquiries with respect thereto. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, such written notification shall include the identity of the Person making such inquiry or Acquisition Proposal or offer and such other information with respect thereto as is reasonably necessary to apprise Acquiror of the material terms of such Acquisition Proposal or offer and all other material information relating thereto. To the extent not prohibited by a confidentiality agreement executed prior to the date hereof, the Company shall give Acquiror contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding the Company to, any such person regarding an Acquisition Proposal.

          SECTION 4.2. Employee Benefits.  (a)  Acquiror hereby unconditionally
                       -----------------
agrees to, and agrees to cause its subsidiaries to honor, without modification, offset or counterclaim, all contracts, agreements and commitments of the Company or any of its subsidiaries authorized by the Company or any of its subsidiaries prior to the date of this Plan which apply to any current or former employee or current or former director of the Company or any of its subsidiaries including, without limitation, eight employment agreements with certain senior executives of the Company and its subsidiaries. In accordance with the terms of such employment agreements, Acquiror hereby assumes, subject to the consummation of the Merger, all of the Company's and its subsidiaries' obligations under such employment agreements.

          (b) Acquiror hereby unconditionally agrees to, and to cause its subsidiaries to, provide to officers and employees of the Company and its subsidiaries who become or remain regular (full time) employees of the Acquiror or any of its subsidiaries employee benefits which are no less favorable in the aggregate to those provided from time to time to their respective similarly situated officers and employees. For purposes of this Section 4.2(b), employee benefits shall include, without limitation, pension benefits, health and welfare benefits, life insurance and vacation; but for purposes of determining employee benefits which are no less favorable in the aggregate, Acquiror shall not be obligated to maintain or cause its subsidiaries to maintain any single type of employee benefit of any particular amount. Any employee of the Company or any of its subsidiaries who becomes a participant in any employee benefit plan, program, policy, or arrangement of the Acquiror or any of its subsidiaries shall be given credit under such plan, program, policy, or arrangement for all service prior to becoming such a participant with the Company or any of its subsidiaries for purposes of eligibility and vesting.

          SECTION 4.3.  Access and Information.  Upon reasonable notice, each of
                        ----------------------
the parties shall (and shall cause each of the parties' subsidiaries to) afford to the other parties and their representatives (including, without limitation, directors, officers and employees of the parties and their affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request; provided, however, that no investigation pursuant to this
                    --------  -------
Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. Each party will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

          SECTION 4.4.  Certain Filings, Consents and Arrangements.  (a)
                        ------------------------------------------
Acquiror and the Company shall (i) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions con-templated hereby, (ii) cooperate with one another (1) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (iii) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

          (b) To the extent required by applicable law, promptly after the execution of this Plan, the Company shall notify the New Jersey Department of Environmental Protection and Energy ("NJDEPE") of the transactions contemplated by this Plan and shall use its best efforts (including taking any actions required in connection therewith) to obtain a remediation agreement or administrative consent order from the NJDEPE permitting completion of the Merger prior to obtaining a no further action letter under the New Jersey Industrial Site Remediation Act ("ISRA"), and Acquiror will fully cooperate with and assist the Company in connection therewith.

          SECTION 4.5.  Indemnification; Directors' and Officers' Insurance.
                        ---------------------------------------------------
(a) From and after the Effective Time, Acquiror agrees to indemnify and hold harmless each present and former director and officer of the Company or its subsidiaries and each officer or employee of the Company or its subsidiaries that is serving or has served as a director or trustee of another entity expressly at the Company's request or direction, determined as of the Effective Time (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any and all claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by applicable law).

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.5(a), upon learning of any such claim, action, suit, proceeding or investigation, shall within forty-five (45) days upon learning of such claim, action, suit, proceeding or investigation, notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this paragraph
- --------  -------
(b) to pay for only one firm of counsel for all Indemnified Parties in any juris-diction unless the use of one counsel for such Indemnified

Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further
                                                              -------- -------
that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative benefit received by such Indemnified Party in any transaction which was the subject of, and the relative fault of such Indemnified Party with respect to, such claim, action, suit, proceeding or investigation by the Indemnified Party.

          (c) For a period of three years after the Effective Time, Acquiror shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Acquiror be obligated to expend, in
- --------  -------
order to maintain or provide insurance coverage pursuant to this Subsection 4.5(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that the Acquiror acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, the Acquiror's obligations under this subsection (c) of Section 4.5 may be satisfied by such self insurance.

          SECTION 4.6.  Additional Agreements.  Subject to the terms and
                        ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things neces-sary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          SECTION 4.7.  Publicity.  The initial press release announcing this
                        ---------
Plan shall be a joint press release and thereafter the Company and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

          SECTION 4.8.  Proxy; Registration Statement.  As soon as practicable
                        -----------------------------
after the date hereof, Acquiror and the Company shall prepare the Proxy Statement, file it with the SEC, respond to comments of the Staff of the SEC, clear the Proxy Statement with the Staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of the Company Common Stock. Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement. Acquiror shall promptly prepare the Registration Statement and file it with the SEC as soon as is reasonably practicable following receipt of final comments from the Staff of the SEC on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Acquiror shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issu-ance of the Acquiror Common Stock pursuant to the Merger, and the Company shall furnish Acquiror all information concerning the Company and the holders of its capital stock and shall take any action as Acquiror may reasonably request in connection with any such action.

          SECTION 4.9.  Shareholders' Meeting.  The Company shall take all
                        ---------------------
action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of the Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action required by this Plan. Except to the extent legally required for the dis-charge by the board of directors of its fiduciary duties, the board of directors of the Company shall recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Plan at the Company Meeting.

          SECTION 4.10.  Securities Act; Pooling-of-Interests.  (a)  As soon as
                         ------------------------------------
practicable after the date of the Company Meeting, the Company shall identify to Acquiror all persons who were, at the time of the Company Meeting, possible "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of-interests" accounting treatment (the "Affiliates").

          (b) The Company shall use its best efforts to obtain a written "affiliate" letter agreement in form and substance satisfactory to each of the Company and Acquiror from each person who is identified as a possible Affiliate pursuant to clause (a) above. The Company shall deliver such written "affiliates" letter agreements to Acquiror as soon as practicable after the Company Meeting.

          SECTION 4.11.  Pooling-of-Interests and Tax-Free Reorganization
                         ------------------------------------------------
Treatment.  Neither Acquiror nor the Company shall take or cause to be taken any
- ---------
action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.

          SECTION 4.12.  Executive Advisory Committee; Directorships; Name;
                         --------------------------------------------------
Management.  (a)  The Acquiror agrees, promptly following the Effective Time, to
- ----------
cause all the members of the Company's board of directors, the board of directors of each banking subsidiary of the Company immediately prior to the Effective Time who are nominated by the Company and are willing so to serve if so nominated and willing to serve to be elected or appointed as members of newly formed executive advisory boards of each banking subsidiary of the Company, or if any such banking subsidiary ceases to exist, of CoreStates Bank, N.A., with Mr. Monroe W. Long serving as Chairman of the advisory board with respect to Cheltenham Bank.

          (b) Acquiror agrees, following the Effective Time, to cause one member of the Company's board of directors immediately prior to the Effective Time, who is nominated by the Company and approved by Acquiror, to be elected or appointed as a director of Acquiror.

          (c) Acquiror agrees, following the Effective Time, to cause three members of the Company's board of directors immediately prior to the Effective Time, who are nominated by the Company and approved by Acquiror, one of whom shall be Mr. John D. Harding, to be elected or appointed as directors of CoreStates Bank, N.A.

          (d) Acquiror intends under current competitive, marketing and operating conditions to continue to use the trade names of each banking subsidiary of the Company, in the market served by such banking subsidiary, including use of such trade names at each former branch of such banking subsidiary as the same are used on the date of this Plan.

          (e) Acquiror intends that the bank market managers of each banking subsidiary of the Company will continue their employment duties similar to those existing on the date of this Plan, including operating responsibilities for the banking franchises in the marketplaces of the branches of such branch market managers, consistent with the terms and conditions of their existing employment contracts.

          SECTION 4.13.  Antitakeover Statutes.  The Company shall take all
                         ---------------------
reasonable steps (i) to exempt the Company and the Merger from the requirements of any state antitake-over law by action of its board of directors or otherwise and (ii), upon the request of Acquiror, to assist in any challenge by Acquiror to the applicability to the Merger of any state antitakeover law.

          SECTION 4.14.  Severance Benefits.  The Acquiror shall provide
                         ------------------
severance benefits to the employees of the Company and its subsidiaries in accordance with the terms and conditions set forth in Annex 7 hereof.

          SECTION 4.15.  Listing.  Acquiror shall use its best efforts to list
                         -------
on the NMS or, in the event Acquiror Common Stock is then listed on the NYSE, the NYSE, in each case upon official notice of issuance, the Acquiror Common Stock to be issued in the Merger.

          SECTION 4.16.  Allowance for Credit Losses.  (i) The allowance for
                         ---------------------------
credit losses included in the consolidated financial statements of the Company included in the Com-pany's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, the Company and its subsidiaries. The Company has disclosed to Acquiror in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Company and its subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and the Company shall promptly on a periodic basis inform Acquiror of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

     (ii) The allowance for credit losses included in the consolidated financial statements of Acquiror included in Acquiror's September 30, 1993 Form 10-Q was determined in accordance with generally accepted accounting principles to be adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by, Acquiror and its subsidiaries. Acquiror has disclosed to the Company in writing prior to the date hereof the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Acquiror and its subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, and Acquiror shall promptly on a periodic basis inform the Company of any such classification arrived at any time after the date hereof. The OREO included in non-performing assets is carried net of reserves at the lower of cost or market value based on independent appraisals.

          SECTION 4.17.  Bank Merger.  During the period from the date of this
                         -----------
Plan to the Effective Time, the Company shall, and shall cause its officers, directors and employees to cooperate with and assist Acquiror in the formulation of a plan or plans of integration for the merger of each of its bank subsidiaries with and into CoreStates Bank, N.A. ("Bank Mergers") as soon after the Effective Time as is practicable.

          Notwithstanding that the Company believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted account-ing principles and applicable laws, rules and regulations, the Company recognizes that Acquiror has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Plan to the Effective Time and in order to formulate the plan or plans of integration for the Bank Mergers, the Company and Acquiror shall consult and cooperate with each other with respect to (i) conforming, as specified in a written notice from Acquiror to the Company, based upon such consultation, the Company's loan, accrual and reserve policies to those policies of Acquiror to the extent appropriate recognizing that differing policies and regulations may apply to state chartered banks of the Company, (ii) new extensions of credit or material revisions to existing terms of credits by each bank subsidiary in each case where the aggregate exposure exceeds $1,500,000 and (iii) conforming, as specified in a written notice from Acquiror to the Company, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of the Company and each bank subsidiary to the extent appropriate.

          In addition, from and after the date of this Plan to the Effective Time and in order to formulate the plan or plans of integration for the Bank Mergers, the Company and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to the Company, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Acquiror's plan or plans of integration and the Bank Mergers.

          The Company and Acquiror shall consult and cooperate with each other with respect to determining, as specified in a written notice from Acquiror to the Company, based upon such consultation, the amount and the timing for recog-nizing for financial accounting purposes the expense of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

          At the request of Acquiror, the Company shall, prior to the Effective Time, use its best efforts to establish and take such reserves and accruals as Acquiror shall request to conform, on a mutually satisfactory basis, the Company's loan, accrual and reserve policies to Acquiror's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that (i) the Company shall not be
                            --------  -------
obligated to take any such action pursuant to this paragraph of Section 4.17 unless and until Acquiror specifies its request in a writing delivered by Acquiror to the Company, and acknowledges and all conditions to its obligations to consummate the Merger set forth in Section 5.1 and 5.2 have been waived (if waivable) or satisfied, (ii) the Company acknowledges that the conditions to its obligation to consummate the Merger set forth in Sections 5.1 and 5.3 have been satisfied or waived by the Company, (iii) the Company shall not be required to take any such action that impairs its regulatory capital, that is inconsistent with any formal or informal undertaking by the Company to any bank regulatory agency that has been disclosed in writing to Acquiror prior to the date hereof or is inconsistent with any bank regulatory requirement applicable to the Company or any of its banking subsidiaries and (iv) the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles. The Company's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this Section 4.17.

          SECTION 4.18.  Rights Agreement.  Promptly following the date hereof,
                         ----------------
the Company will amend its Rights Agreement in substantially the form of Annex
6.


                   ARTICLE V.  CONDITIONS TO CONSUMMATION

          SECTION 5.1.  Conditions to All Parties' Obligations.  The respective
                        --------------------------------------
obligations of Acquiror and the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

          (a) The Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company in accordance with applicable law.

          (b) Acquiror shall have procured the required approval, consent, waiver or other administrative action with respect to the Plan and the transactions contemplated hereby (i) by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, (ii) by the Pennsylvania Department of Banking pursuant to Pennsylvania law, (iii) by the Arizona Director of

     Insurance pursuant to Arizona law and (iv) by the NJDEPE pursuant to ISRA, to the extent required by applicable law, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents, waivers or administrative actions of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Plan; provided,
                                                                       --------
     however, that no approval, consent, waiver or administrative action
     -------
     referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than any condition or requirement imposed on the basis or as a result of the Acquiror's or any of its subsidiaries' compliance with the Community Reinvestment Act of 1977) that would (i) result in a Material Adverse Effect on Acquiror (on a combined basis giving effect to the Merger and the other transactions contemplated by this Plan) or (ii) so materially and adversely affect the economic or business benefits of the Merger that the Acquiror would not have entered into this Plan had such conditions or requirements been known at the date hereof;

          (c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Plan shall have been satisfied.

          (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Plan. No litigation or proceeding shall be pending against Acquiror or the Company or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

          (f) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g) Acquiror and the Company each shall have received the opinion of Sullivan & Cromwell, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by Acquiror or the Company as a result of the Merger; (ii) no gain or loss will be recognized by the shareholders of the Company who exchange their shares of the Company Common Stock solely for shares of Acquiror Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquiror Common Stock);
     (iii) the tax basis of the shares of Acquiror Common Stock received by shareholders who exchange all of their shares of the Company Common Stock solely for shares of Acquiror Common Stock in the Merger will be the same as the tax basis of the shares of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (iv) the holding period of the shares of Acquiror Common Stock received in the Merger will include the period during which the shares of the Company Common Stock surrendered in exchange therefor were held, provided such shares of the Company Common Stock were held as capital assets at the Effective Time. In rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of Acquiror, the Company and others.

          (h) Acquiror and the Company each shall have received a letter, dated as of the Effective Date, from Acquiror's independent certified public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Plan.

          (i) The Board of Directors of the Company shall have received a letter, in form and substance satisfactory to the Company, dated the date of the Proxy Statement/Prospectus, pursuant to which Alex. Brown & Sons Incorporated shall express its opinion that the consideration to be received by the Company's shareholders pursuant to Section 1.2 hereof is fair from a financial point of view.

          SECTION 5.2.  Conditions to Obligations of Acquiror.  The obligations
                        -------------------------------------
of Acquiror to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations and warranties of the Company contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); the Company shall have performed, in all material respects, each of its cove-nants and agreements contained in this Plan; and Acquiror shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

          (b) Acquiror shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

          (c) Acquiror and its directors shall have received from the Company's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

          SECTION 5.3.  Conditions to the Obligation of the Company.  The
                        -------------------------------------------
obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

          (a) Each of the representations, warranties and covenants of Acquiror contained in this Plan shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Acquiror shall have performed, in all material respects, each of its cove-nants and agreements contained in this Plan; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of the Acquiror, dated the Effective Date, to the foregoing effect.

          (b) The Acquiror Common Stock to be issued in the

     Merger has been approved for listing on the NMS or the NYSE, as the case may be, subject to official notice of issuance.

          (c) The Company and its directors shall have received from Acquiror's independent certified public accountants "agreed upon procedures" letters, dated (i) the date of the mailing of the Proxy Statement/ Prospectus to the Company's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding Acquiror in the form customarily issued by such accountants at such time in transactions of this type.


                          ARTICLE VI.  TERMINATION

          SECTION 6.1.  Termination.  This Plan may be terminated, and the
                        -----------
Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company:

          (a) by the mutual consent of Acquiror and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

          (b) by Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the failure of the shareholders of the Company to approve the Plan at its meeting called to consider such approval or a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

          (c) by Acquiror or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan;

          (d) by Acquiror or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by October 31, 1994, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate; or

          (e) by the Company, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the ten-day period commencing with the Determination Date if either of the following conditions are satisfied:

               (X)(i) the Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than an amount equal to the Starting Price multiplied by 0.90 (adjusted as indicated below in this Section 6.1(e)); and

              (ii) (A) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (the "Acquiror Ratio") shall be less than (B) the number obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (ii)(B) (the "Index Ratio"); or

               (Y) the Average Closing Price on the Determination Date of shares of Acquiror Common Stock shall be less than an amount equal to the Starting Price multiplied by 0.85.

     subject, however, to the following three sentences.  If the Company elects
     -------  -------
     to exercise its termination right pursuant to this Section 6.1(e), it shall give written notice to Acquiror (provided that such notice of election to
                                      --------
     terminate may be withdrawn at any time within the aforementioned ten-day period). During the five-day period commencing with its receipt of such notice, Acquiror shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder, by adjusting the Conversion Number to equal (calculated to the nearest one one-thousandth), in the case of this Section 6.1(e)(X) the lesser of (x) a number obtained by dividing (A) the product of the Starting Price, 0.90 and the Conversion Number by (B) the Average Closing Price on the Determi-nation Date, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by the Conversion Number and the denominator of which is the

     Acquiror Ratio and in the case of this Section 6.1(e)(Y), a number obtained by dividing (A) the product of the Starting Price, 0.85 and the Conversion Number by (B) the Average Closing Price on the Determination Date. If Acquiror so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Conversion Number, whereupon no termination shall have occurred pursuant to this Section 6.1(e) and this Plan shall remain in effect in accordance with its terms (except as the Conversion Number shall have been so modified).

          For purposes of this Section 6.1(e), the following terms shall have the meanings indicated:

               "Average Closing Price" shall have the meaning specified in
          Section 1.2(b).

               "Determination Date" means the fifteenth day after the required approval of the Federal Reserve Board for the Merger.

               "Final Index Price" means the sum of the Final Price for each company comprising the Index Group multiplied by the appropriate weighting.

               "Final Price", with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the Determination Date.

               "Index Group" means the fifteen bank holding companies listed below, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such com-pany ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock attributed) to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price.
          The fifteen bank holding
          companies and the weights attributed to them are as follows:



          Bank Holding Company                  Weighting
          --------------------                  ---------
          The Bank of New York
               Company, Inc. (BK)                   7.51%
          Norwest Corporation (NOB)                 9.72%
          Sun Trust Banks, Inc. (STI)               8.06%
          First Union Corporation (FTU)            10.06%
          Fleet Financial Group, Inc. (FLT)         6.22%
          NBD Bancorp, Inc. (NBD)                   6.94%
          PNC Bank Corp. (PNC)                      9.82%
          U.S. Bancorp (USBC)                       3.60%
          Wachovia Corporation (WB)                 8.29%
          First Bank System, Inc. (FBS)             4.90%
          First Fidelity Bancorporation (FFB)       4.76%
          Barnett Banks, Inc. (BBI)                 5.42%
          National City Corporation (NCC)           5.50%
          Mellon Bank Corporation (MEL)             5.10%
          Boatmen's Bancshares, Inc. (BOAT)         4.11%
                                                  _______
                                                  100.00%


               "Index Price" on a given date, means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group.

               "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on the Starting Date.

               "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Plan.

               "Starting Price" means the closing price per share of Acquiror Common Stock, as reported on the NMS or the NYSE, as the case may be (as reported by The Wall Street Journal or, if not reported thereby,
                          -----------------------
          another authoritative source), for the Starting Date.

If Acquiror or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(e).

          SECTION 6.2.  Effect of Termination.  In the event of the termination
                        ---------------------
of this Plan by either Acquiror or the Company, as provided above, this Plan shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.


               ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

          SECTION 7.1.  Effective Date and Effective Time.  On the third
                        ---------------------------------
business day after the expiration of all applicable waiting periods in connection with approvals of governmental authorities occurs and all conditions to the consummation of this Plan are satisfied or waived, or on such earlier or later date as may be agreed by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date (which may not be later than such third business day) as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be such time on the Effective Date as may be agreed by the parties.


                        ARTICLE VIII.  OTHER MATTERS

          SECTION 8.1.  Certain Definitions; Interpretation.  As used in this
                        -----------------------------------
Plan, the following terms shall have the meanings indicated:

          "Control" shall have the meaning ascribed thereto in the Bank Holding Company Act of 1956, as amended.

          "material" means material to Acquiror or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

          "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

          "subsidiary," with respect to a person, means any other person controlled by such person.

When a reference is made in this Plan to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Plan unless otherwise indicated. The table of contents, tie sheet and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

          SECTION 8.2.  Survival.  Only those agreements and covenants of the
                        --------
parties that are applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Sections 4.3 and 8.6 shall survive such termination.

          SECTION 8.3.  Waiver.  Prior to the Effective Time, any provision of
                        ------
this Plan may be (i) waived by the party benefitted by the provision or by both parties by a writing executed by an executive officer, or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the shareholders of the Company, no such amendment or modification may be made which reduces or changes the form and amount of consideration payable pursuant to this Plan without further shareholder approval.

          SECTION 8.4.  Counterparts.  This Plan may be executed in counterparts
                        ------------
each of which shall be deemed to
constitute an original, but all of which together shall constitute one and the same instrument.

          SECTION 8.5.  Governing Law.  This Plan shall be governed by, and
                        -------------
interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.

          SECTION 8.6.  Expenses.  Each party hereto will bear all expenses
                        --------
incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally.

          SECTION 8.7.  Notices.  All notices, requests, acknowledgements and
                        -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

     If to the Company, to:

          Independence Bancorp, Inc.
          One Hillendale Road
          Perkasie, Pennsylvania  18944

          Attention:  Philip H. Rinnander



          With copies to:

          David M. Huggin, Esq.
          Sullivan & Cromwell
          125 Broad Street
          New York, New York  10004
          Telecopy:  (212) 558-3588


     If to Acquiror, to:

          CoreStates Financial Corp
          Broad & Chestnut Street
          Philadelphia, Pennsylvania  19105

          Attention:  Terrence A. Larsen, Chairman

          With copies to:

          David T. Walker
          Deputy Chief Counsel
          CoreStates Financial Corp
          PNB Building, F.C. 1-1-17-1
          Broad & Chestnut Street
          Philadelphia, Pennsylvania  19107


          SECTION 8.8.  Entire Agreement; Etc.  This Plan, together with the
                        ----------------------
Option Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to the last sentence of Section 4.2 and Sections 4.5 and 4.12, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

          SECTION 8.9.  Assignment.  This Plan may not be assigned by any party
                        ----------
hereto without the written consent of the other parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                         CORESTATES FINANCIAL CORP



                         By:s/David C. Carney
                            ------------------------
                            Chief Financial Officer


                         INDEPENDENCE BANCORP, INC.



                         By:s/John D. Harding
                            -------------------------------
                            President and Chief Executive
                            Officer